UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

February 27, 2014

Steadfast Apartment REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-191049	36-4769184
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

18100 Von Karman Avenue, Suite 500

 Irvine, California 92612

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 852-0700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2.):

    ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

Steadfast Apartment REIT, Inc. (the “Company”) commenced its initial public offering of up to $1,100,000,000 in shares of its common stock on December 30, 2013 (the “Public Offering”). The terms of the Public Offering require the Company to deposit all subscription proceeds in escrow pursuant to the terms of the Company’s escrow agreement with UMB Bank, N.A., until the date that the Company receives subscriptions aggregating at least $2,000,000 (including shares purchased in the Public Offering by the Company’s sponsor, its affiliates and the Company’s directors and officers). On February 27, 2014, the Company received subscriptions aggregating $2,000,000, and the subscription proceeds held in escrow were released to the Company.  As of February 27, 2014, the Company had received and accepted investors’ subscriptions for and issued 186,172 shares of the Company’s common stock in the Public Offering, resulting in gross offering proceeds of approximately $2,513,329.

Pursuant to the Company’s independent directors’ compensation plan, upon raising $2,000,000 in gross offering proceeds in the Public Offering, each of the Company’s three independent directors, Thomas Purcell, G. Brian Christie, and Kerry Vandell, received a grant of 3,333 shares of the Company’s restricted common stock. The shares of restricted common stock vest in four equal annual installments beginning on the date of grant and ending on the third anniversary of the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADFAST APARTMENT REIT, INC.

Date:	February 28, 2014	By:	/s/ Ella Shaw Neyland
Ella Shaw Neyland
President